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                                                                   EXHIBIT 10.19


Michael J. Madden
10 Finn Court
Mahwah, New Jersey 07430

Re:      SEVERANCE AGREEMENT

Dear Michael:

Trans World Entertainment Corporation, a New York Corporation, and its wholly owned subsidiary, Record Town, Inc. (collectively, the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In order to induce you to join the Company, this Agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the company is terminated without "Cause," as further described below.

1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until May 1, 2000 (the "Term"); provided, however, that commencing of May 1, 2000 and each May thereafter, the term of this Agreement shall automatically be extended for one additional year. Notwithstanding anything in this Section 1 to the contrary, this Agreement shall terminate if you otherwise separate your employment from the Company.

2.   SEPARATION FOR DISABILITY OR FOR CAUSE.

     a) You shall be entitled to the benefits provided in Section 3 if, during the Term of this Agreement, your employment with the Company is ever terminated for any reason other than Cause (defined below), unless such termination is for Disability (defined below.)

     b) DISABILITY. Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for sixty (60) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination is given to you following such absence you shall have returned to the full-time performance of your duties. This provision shall not apply to accidents.

     c) CAUSE. Termination by the Company of your employment for "Cause" shall mean termination for any of the following reasons: (i) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after demand for substantial performance is delivered to you by the Chairman of the Board or the CEO of the Company, which demand specifically identifies the manner in which such executive believes that you have not substantially performed your duties; (ii) the willful engaging by you in illegal conduct that materially and demonstrably damages the Company's business or reputation; (iii) the commission of any act which injures, or in the reasonable judgment of the Board could reasonably be expected to injure, materially the reputation, business or business relationships of the Company, including, without limitation, any breach of written policies of the Company with respect to trading in securities; or (iv) any conduct in the course of your employment that constitutes, in the Company's reasonable judgement, gross negligence, fraud, embezzlement or any acts of moral turpitude that result or are intended to result, directly or indirectly, to your personal enrichment at the Company's expense. For purposes of this Section 2(c), no act or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advise of counsel for the company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the corporation.

     d) EMPLOYMENT AT WILL. The Company or you may separate your employment at any time, subject to the Company's covenant to provide the benefits specified in accordance with the terms of this Agreement.

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3.   COMPENSATION UPON TERMINATION OR DURING DISABILITY:  OTHER AGREEMENTS.

     a) During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any benefit plans shall continue to accrue during such period, which period shall be at least 90 days, until your employment is terminated without cause. Thereafter, your benefits shall be determined in accordance with any applicable benefit plans then in effect.

     b) If your employment shall be terminated, other than for Cause, by the Company, then the Company shall pay you your base salary for 24 months at the rate in effect just prior to the time a notice of termination is given, plus (i) the lesser of (x) your bonus paid by the Company for the last fiscal year (or guaranteed to be paid in the case of fiscal
         1999) and (y) the bonus you would have earned for the current fiscal year (not to exceed the bonus payable based upon achieving target) and
         (ii) any benefits (including health, disability and 401(k) or awards including both cash, bonus and stock components) which, pursuant to the terms of any applicable plans, have been earned or become payable, but which have not yet been paid to you (it being understood that options and restricted stock awards that have not vested as of the date of termination shall terminate upon such date of termination). Thereafter, the Company shall have no further obligations to you under this Agreement; provided that (i) your benefits under the Company's Supplemental Executive Retirement Plan shall continue to accrue for a period of two years from the date of termination or your subsequent employment by a third party, whichever occurs sooner, at the rate accrued in the last full fiscal year prior to the notice of termination, and (ii) the Company shall continue your existing life insurance and health benefits for a period of two years from the date of termination or your subsequent employment by a third party, whichever occurs sooner.

     c) To the extent that you shall receive cash compensation that is subject to federal income taxation in respect of other employment or a consulting position with another organization, and that consideration is payable to you solely in respect of the remainder of the Term of this Agreement as in effect immediately prior to such termination, or a portion thereof, the payments to be made by the Company under this
         Section 3, shall be proportionately reduced.

     d) To the extent that following a Change of Control (as such term is defined in the Company's 1998 Stock Option Plan as in effect on the date hereof) your responsibilities within the Company are materially diminished, you shall have the right to deem your employment to have been terminated, other than for Cause, by the Company by written notice to the Company within 30 days of such diminution of such responsibility.


4. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of federal, state, and local income and employment taxes.

5. SURVIVAL. The respective obligations of, and benefits afforded to, the Company or you as provided in this Agreement shall survive any expiration or termination of this Agreement.

6. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United Sates registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement, or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7. MODIFICATION WAIVER: GOVERNING LAW. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Chairman of the Board or the CEO of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or other wise, expressed or implied, with respect to the subject matter hereof have been made by either party, which are not expressly set forth in this Agreement.


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     The validity, interpretation, construction and performance of this
     Agreement shall be governed by the laws of the State of New York without reference to its principles of conflict of laws.

8. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Albany, New York by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 8.

9.   EMPLOYEE'S CONTINUING COVENANTS.

     a) For a period of 24 months after your employment is separated from the Company for whatever reason, whether or not it is for Cause, you covenant and agree not to compete with the Company, whether directly or indirectly, alone or as an employee, independent contractor of any type, partner, substantial shareholder (5% or greater) or holder of an option or right to become a substantial shareholder, in any music or video business in the United States. If any of the restrictions on post-employment competitive activity contained in this Section 9 are held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject such restrictions shall be construed to be enforceable to the extent compatible with applicable law as it shall then exist, it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights and obligations.

     b) In consideration for the Company's agreement hereunder, you agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, business information, trade secrets, sales data or any proprietary processes of the Company or any subsidiary or other confidential information concerning their business affairs, products, suppliers, or customers, unless otherwise required by law.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return it to the Company, which will then constitute our agreement.


Sincerely,

TRANS WORLD ENTERTAINMENT CORP.
RECORD TOWN, INC.


BY:
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  Robert J. Higgins
  Chairman & CEO





ACKNOWLEDGED AND AGREED TO:


By:
    ______________________________
 Michael J. Madden



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